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                                                             EXHIBIT 1




                       AMENDMENT TO STOCKHOLDER AGREEMENT
                       ----------------------------------


               AMENDMENT dated as of September 12, 1996 to the Stockholder Agreement dated as of August 1, 1991 ("Stockholder Agreement") among JUSI HOLDINGS INC., successor in interest to HM Holdings, Inc. ("JUSI"), and GROUND ROUND RESTAURANTS, INC. ("Company" or "GRR").

               WHEREAS, in connection with GRR refinancing of its credit facility with the Bank of New York, as Agent for the Lenders ("Lenders") (such refinancing of the credit facility being referred to herein as the "Credit Agreement"), the Lenders have agreed that upon delivery by JUSI of One hundred thousand (100,000) shares of common stock of GRR to the Lenders it shall no longer constitute an Event of Default under the Credit Agreement if U.S. Industries, Inc., JUSI's ultimate parent corporation ("USI") and its affiliates (i) cease to be the legal and beneficial owners of at least twenty-five percent (25%) of the outstanding shares of capital stock of GRR, or (ii) shall fail to have two (2) nominees serving on the Board of Directors of GRR while they own twenty percent (20%) or more of the capital stock of GRR, and one (1) nominee serving on the Board of
     Directors of GRR so long as they own ten percent (10%) or more but less than 20% of the outstanding capital stock of GRR; and
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               WHEREAS, in connection with the Credit Agreement, GRR has
     issued Convertible Notes (as defined in the Credit Agreement) to the Lenders, and, in connection therewith, has entered into a Registration Rights Agreement with the Lenders ("Registration Rights Agreement") whereby Lenders are granted certain demand and "piggy-back" registration rights with respect to shares of GRR common stock issuable upon exercise by the Lenders of their conversion rights pursuant to the Convertible Notes and 100,000 shares of GRR common stock that may be transferred by JUSI to the Lenders; and

               WHEREAS, pursuant to the Stockholder Agreement, JUSI has certain demand and "piggy-back" registration rights which conflict with the registration rights granted to Lenders in the Registration Rights Agreement, and JUSI is willing to amend the Stockholders Agreement so as to eliminate such conflict and to enable GRR to enter into the Registration Rights Agreement with the Lenders; and

               WHEREAS, the parties desire to amend the Stockholder Agreement so as to enable JUSI and the Company to comply with their obligations and obtain the benefits of the Credit Agreement;

               NOW, THEREFORE, in consideration of the premises and other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

               1. All references in the Stockholder Agreement to "HMH" shall be deemed to mean "JUSI", and all references to the "Hanson Group" shall be deemed to mean "JUSI and its subsidiaries and affiliates."

               2. JUSI hereby consents to the Registration Rights Agreement and agrees to amend Paragraph (c)(ii) of Annex A to the Stockholder Agreement by changing the period (".") at the end thereof to a semicolon (";") and adding the following language at the end thereof:
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               "provided, however, that if such Registration
               Statement shall be filed pursuant to Paragraph (a)
               hereof, and one or more of the Lenders exercises
               its "piggy-back" registration rights pursuant to
               Section 3(b) of the Registration Rights Agreement,
               dated as of September 12, 1996, among GRR and the
               Lenders, any reduction of the number of shares
               sought to be registered by all shareholders,
               including the initiating party, shall be reduced
               pro rata in proportion to the number of shares
               --- ----
               sought to be registered by all such persons to the extent recommended by the managing underwriter."

               3.   Section 3.2(b) is hereby deleted in its entirety.

               4.   JUSI hereby acknowledges that GRR has complied with
     Section 3.3(b) in connection with the issuance of the Convertible Notes to the Lenders pursuant to the Credit Agreement and hereby waives its rights pursuant to Section 3.3(b) with respect thereto.

               5. Effective upon delivery by JUSI of 100,000 shares of common stock of GRR to the Lenders in accordance with Section 6.01(k) of the Credit Agreement, Paragraph 4 of the Stockholder Agreement shall thereupon be deleted in its entirety.

               6. In all other respects the provisions of the Stockholder Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                        JUSI HOLDINGS INC.:
                                        ------------------
                                        BY:
                                        -------------------------------
                                             NAME


                                        -------------------------------
                                                                 TITLE


                                        GROUND ROUND RESTAURANTS, INC.:
                                        ------------------------------

                                        By:
                                        -------------------------------
                                             Name


                                        -------------------------------
                                                                 Title



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